EXHIBIT 99.5

Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, New York 10019

March 17, 2008

BY TELEFAX AND FEDERAL EXPRESS

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Attn: Paul J. Schroeder, Jr.

Secretary
Re:	Notice to the Secretary of Intention to Nominate Persons for Election

as Directors at the 2008 Annual Meeting of Stockholders of Dillard’s, Inc.

Dear Mr. Schroeder:

Barington Companies Equity Partners, L.P., a Delaware limited partnership (“Barington”), pursuant to Section 16 of Article III of the By-Laws (the “Bylaws”) of Dillard’s, Inc., a Delaware corporation (the “Company”), hereby notifies you that it intends to nominate four (4) persons for election to the Board of Directors of the Company (the “Board”) as representatives of the holders of the Company’s Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), at the 2008 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter, including the Exhibits, Schedules and Annexes attached hereto, is collectively referred to as the “Notice.” The persons Barington intends to nominate for election to the Board at the Annual Meeting are James A. Mitarotonda, Nick White, Charles M. Elson and Eric S. Salus (each a “Nominee” and collectively, the “Nominees”). Barington believes that the Board has fixed the number of directors at twelve (12), with the holders of the Company’s Class A Common Stock empowered as a class to elect one-third of the members of the Board, or four (4) directors, at the Annual Meeting. To the extent that the Company might purport to increase the size of the Board and/or the number of directors representing the holders of the Class A Common Stock, Barington reserves the right to nominate additional nominees (each, an “Additional Nominee”) for election to the Board at the Annual Meeting. Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board and/or the number of directors representing the holders of the Class A Common Stock was valid under the circumstances. Additionally, if, due to death or disability, any Nominee or any Additional Nominee is unable to stand for election at the Annual Meeting, Barington reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee or Additional Nominee(s) (each an “Alternate Nominee”). In either event, Barington will give prompt notice to the Company of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable.

Pursuant to Section 16 of Article III of the Bylaws, the undersigned hereby sets forth the following:

(a)	The stockholder giving this Notice and intending to make the nominations set forth herein is Barington Companies Equity Partners, L.P.

(b)      The name and address of Barington, as we believe they appear on the Company’s books, are Barington Companies Equity Partners, L.P., c/o Barington Capital Group, 888 Seventh Avenue, 17th Floor, New York, New York 10019.

(c)       Barington is the beneficial owner of 567,830 shares of Class A Common Stock, 1,000 shares of which are held of record. For certain information regarding transactions in securities of the Company by Barington during the past two years, see Schedule A attached hereto.

(d)       It is hereby represented that Barington is a holder of record of Class A Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

(e)       Barington has jointly filed a Schedule 13D with respect to the Class A Common Stock with certain other entities pursuant to a joint filing agreement. Reference is made to such Schedule 13D initially filed with the Securities and Exchange Commission (the “SEC”) on January 29, 2008, as it has been and may be amended from time to time (the “Schedule 13D”), for information regarding other entities that are or may be deemed to be members in a group described therein (collectively, the “Barington Group”). Certain information concerning Barington and such entities is also set forth in Schedules B-1 and B-2 attached hereto (without, in either case, conceding that any such information is required to be disclosed in this Notice). Barington and such other entities are parties to an agreement with respect to the joint filing of the Schedule 13D and certain other joint conduct. A copy of such agreement has been filed with the SEC as Exhibit 99.3 to the Schedule 13D and is incorporated herein by reference.

(f)       Barington Companies Advisors, LLC, an affiliate of Barington, is compensated for its services as the general partner of Barington Investments, L.P. by an affiliate of Millennium Partners, L.P., the limited partner of Barington Investments, L.P.

(g)       An affiliate of Barington pays a monthly consulting fee to RJG Capital Management, LLC for certain consulting services it provides to Barington. The arrangement with respect to the foregoing is pursuant to an oral agreement between the parties.

(h)       Certain members of the Barington Group and the Nick White Family Revocable Trust have entered into certain publicly traded, American-style call and put option market contracts with unrelated third parties. Further information regarding any such contracts entered into within the past two years is included in Schedules A, B-1 and B-2 attached hereto.

(i)        Certain members of the Barington Group have, from time to time, entered into and disposed of cash-settled equity swap or other similar transactions with one or more counterparties, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the Class A Common Stock. Further information regarding any such contracts entered into within the past year is included in Schedule B-2 attached hereto.

(j)       Certain members of the Barington Group expect to enter into agreements with each of the Nominees pursuant to which, among other things, such Nominees will be indemnified against certain potential liabilities that might arise in connection with being named as a director nominee and related matters. Such members of the Barington Group also intend to reimburse Messrs. White, Elson and Salus for any costs or expenses incurred by such Nominees in connection with being named on the slate of Nominees for election to the Board of Directors of the Company at the Annual Meeting. There is no written agreement between the parties with respect to the foregoing. No determination has been made as to whether the Nominees will receive any additional consideration.

(k)       Certain information regarding each Nominee required to be disclosed pursuant to Section 16 of Article III of the Bylaws is set forth in Exhibits A through D attached hereto.

(l)       Each Nominee’s written consent to his nomination, to being named in any Barington proxy statement as a nominee and to serving as a director of the Company if elected is included as Annex A hereto.

In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to certain criteria said to be considerations for the selection of directors as described in the Company’s Corporate Governance Guidelines is set forth in Exhibits A through D attached hereto (without conceding that any such information is required to be disclosed in this Notice). Certain further information is set forth in Schedule C hereto (without conceding that any such information is required to be disclosed in this Notice). Barington believes that each Nominee has sufficient time available to become acquainted with the Company, to prepare for Board and committee meetings and to attend meetings and expects that, if elected, each Nominee will devote the time and attention necessary to properly discharge his responsibilities as a director. Barington also believes that each Nominee possesses the requisite skills and breadth of business experience to serve as a director of the Company and would be able to assist in achieving a mix of Board members that represents a diversity of background and experience.

The Nominees may make solicitations of proxies. It is anticipated that certain regular employees of members of the Barington Group will participate in any solicitation of proxies in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that any proxies would be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. The Barington Group has retained a proxy solicitation firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed have yet to be determined. It is anticipated that the costs related to any solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation and related expenses, will be borne by the Barington Group. To the extent legally permissible, the Barington Group may seek reimbursement from the Company for those expenses if one or more of the Nominees is elected. The Barington Group does not currently intend to submit the question of such reimbursement to a vote of the stockholders.

Except as set forth in this Notice, including the Exhibits and Schedules hereto, to the knowledge of Barington as of the date hereof (i) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any Nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (iv) there is no transaction, or series of similar transactions, since February 4, 2007, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest; (v) no Nominee or associate of any Nominee has any arrangement or understanding with any person (a) with respect to any future employment with the Company or its affiliates (except in the capacity as a director) or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (vi) no Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except his interest in being nominated for election as a director, in the case of James A. Mitarotonda, his beneficial ownership of the Company’s Class A Common Stock as reported in Schedule B-2, and as otherwise described herein; (vii) there are no material proceedings in which the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which such Nominee or any such associate has a material interest adverse to the Company or any of its subsidiaries; (viii) no occupation or employment is or was, during the last five years, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company; (ix) there exist no family relationships between any Nominee and any director or executive officer of the Company; (x) during the last five years, the Nominees were not involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company; and (xi) none of the Nominees or any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, Item 402 of Regulation S-K.

Each of the Nominees is an “independent” person as defined in Section 2 of Article III of the By-Laws. Additionally, the Company’s Corporate Governance Guidelines provide that (i) the Board shall have at least three “independent directors,” as defined from time to time by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company; and (ii) the majority of the directors elected by the Class A Common Stock should be “independent” in accordance with the criteria set forth in the Corporate Governance Guidelines. The Barington Group has no knowledge of any facts that would prevent the determination that each of the Nominees is independent for such purpose. We expect that each Nominee will furnish such other information with respect to such Nominee as the Company may reasonably require to determine the eligibility of such Nominee to serve as a director of the Company (without conceding the validity of any such requirement or request for additional information).

Barington understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, the number of voting shares outstanding and the date, time and place of the Annual Meeting) and the Company (including, but not limited to, its various committees and proposal deadlines, compensation of directors and the beneficial ownership of the Company’s securities) will be set forth in the Company’s proxy statement on Schedule 14A, to be filed with the SEC by the Company with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Company and third parties under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended. To the extent the Company believes any such information is required to be set forth herein, Barington hereby refers the Company to such filings. Barington accepts no responsibility for any information set forth in any such filings not provided by Barington.

The Exhibits, Annexes and Schedules attached hereto are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Exhibits, Annexes and Schedules, shall be deemed disclosed for all purposes of this Notice. All capitalized terms appearing in one of the Exhibits, Annexes or Schedules that are not defined in such Exhibit, Annex or Schedule shall have the meaning given in the body of this Notice or in another of the Exhibits, Annexes or Schedules, as applicable.

We trust that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. We reserve the right, following receipt of any such notice, to either challenge, or attempt to cure, any alleged deficiencies. We also reserve the right to give further notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company’s stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

Please be advised that, notwithstanding the compliance by Barington with the relevant provisions of the Bylaws, neither the delivery of this Notice in accordance with the terms of the Bylaws nor the delivery of additional information, if any, provided by or on behalf of Barington, any other member of the Barington Group, any of their respective affiliates or any of the Nominees to the Company from and after the date hereof shall be deemed to constitute an admission by Barington, any other member of the Barington Group, any of the respective affiliates or any of the Nominees that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Bylaws or any other matter or a waiver by Barington, any other member of the Barington Group, any of their respective affiliates or any of the Nominees of its right to, in any way, contest or challenge the enforceability thereof or of any other matter.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies Barington may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by Barington.

We trust that the Board will recognize the interests of all stockholders in holding the Annual Meeting on May 17, 2008, the scheduled date for such meeting according to the Company’s proxy statement for the 2007 annual meeting of stockholders, and will not impose on the Company and its stockholders the expense and other consequences of an attempt to delay the Annual Meeting or the need for action by a court to compel an annual meeting in accordance with Delaware law.

                [Remainder of page intentionally left blank]

Please address any correspondence or questions to Barington Companies Equity Partners, L.P., Attention: James A. Mitarotonda, telephone (212) 974-5700, facsimile (212) 586-7684 (with a copy to our counsel, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attention: Peter G. Smith, Esq., telephone 212-715-9401, facsimile 212-715-8000).

Very truly yours,

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By: Barington Companies Investors, LLC,

its general partner

By: /s/ James A. Mitarotonda

James A. Mitarotonda
Managing Member

cc:	Dillard’s, Inc.
c/o The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

Attention: Secretary

William T. Dillard, II

Chairman of the Board and Chief

Executive Officer

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, AR 72201

Mario Ponce, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

George E. Hall

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, NY 10019

Peter G. Smith, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Marc Weingarten, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Daniel Burch

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

[Exhibits, Annexes and Schedules Intentionally Omitted]